Exhibit 99.2

Pixelworks, Inc. Q2 2020 Conference Call
August 10, 2020

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s second quarter 2020 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ CFO, Mr. Elias Nader.
Elias Nader
Thank you. Good afternoon, everyone, and thank you for joining us today. With me on today's call is Todd DeBonis, Pixelworks' President and CEO. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the company's financial results for the second quarter of 2020.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the company's beliefs as of today, Monday, August 10, 2020. The company undertakes no obligation to update any such statements or reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2019, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income loss, and net income loss per share. Non-GAAP measures exclude gain on sale of patents, inventory step-up and backlog amortization, amortization of acquired intangible assets, stock-based compensation expense, and restructuring expense.
The company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. But we caution investors to consider these measures in addition to, not as a substitute for, nor superior to the company's consolidated financial results as presented in accordance with GAAP.
Also included in the company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net income loss to adjusted EBITDA, which provide additional details.
With that said, I will now turn the call over to Todd for his opening remarks.
Todd DeBonis
Thank you, Elias and good afternoon to those joining us on today’s call and webcast.
As outlined in today’s press release, our second quarter results reflected the anticipated headwinds associated with the broad impact from the COVID-19 pandemic on our target end markets. Although revenue was at the lower end of the guidance range we provided, favorable product mix as well as cost improvement initiatives resulted in better than expected gross margin with non-GAAP EPS at the midpoint of guidance.
As our results indicate we continue to be in a challenging environment, however we believe it’s important to clearly distinguish the ways in which Pixelworks is being impacted and areas where we have continued to make progress. In terms of customer sell-through and end market demand, we are seeing negative effects in all of our end markets, with the Projector business experiencing the largest YoY decline. Given that a majority of total projector unit volume is driven by large government tenders for education and corporate tenders for enterprise applications, we’ve naturally observed reduced customer demand as a result of the recent shifts toward working and learning remotely. We are confident that Pixelworks has maintained our leading market position in Projector, and the current revenue level of this business is purely a reflection of projector customers’ uncertainty and weak end market demand.

Similar to the Projector business, our Video Delivery business had been in the process of working through a prolonged inventory correction when the COVID pandemic emerged. While Japan has appeared to weather the pandemic relatively well compared to some other countries, the end products we sell into are predominantly consumer discretionary and as such demand was lower in Q2 and will continue into Q3. We have remained engaged with our leading Japanese consumer electronics OEMs in support of new programs and development efforts, which we believe will result in Pixelworks capturing additional market share in 2021.
Our execution on new Mobile programs during the 1st half of 2020 continued and all of the models launched were well received by the analyst community and specifically stood out with premium display performance. But given the fact that many of the models were in the higher priced premium and flagship category, where consumer demand has been weaker, unit volumes have been considerably lower than expected. Given this lower demand, Q2 was impacted by an inventory digestion at our distributors. More recently, we have seen the green shoots of a recovery in Mobile demand in the current quarter. We continue to believe there will be a high correlation between OEMs’ adoption of 5G technology and high performance displays in smartphones, as video remains the single most compelling use case for 5G with consumers. We are still in the early innings of this multi-year transition to 5G and the corresponding battle by OEMs to capture market share. In addition, we are seeing a more rapid introduction of high frame rate displays into mid-tier phones than we previously anticipated, which is positive and increases the Pixelworks value proposition in mid-tier devices.
Acknowledging the potential for a more prolonged recovery of the global economy, we began taking actions early in the second quarter to contain costs. I provided a detailed overview of these proactive cost reduction measures on the last conference call, which collectively enabled us to immediately reduced cash operating expenses by more than 10%, while retaining 100% of our employees.
Though we are seeing increasing evidence in support of the third quarter being the bottom of the cycle for both the Projector and Video Delivery businesses, we also believe that a more substantial recovery in these respective businesses is potentially going to be a slow process. In response, today we implemented a restructuring plan to further reduce operating expenses, preserve cash and focus available resources on the largest growth opportunities within our Mobile and TrueCut businesses. The restructuring included a 14% reduction in Pixelworks’ headcount and will produce an incremental $3.2 million in annualized cost reductions without marginalizing our ability to fully support customers for our growth initiatives or impacting our advanced technology and new product development roadmap. This was a difficult but necessary action and one that I had hoped to avoid. I personally want to thank all of those employees affected for their past efforts and support.
Turning to an update on our Mobile and TrueCut growth initiatives, we’ve continued to gain increased interest from both existing and prospective customers for our latest technology. Starting with TrueCut, as previously communicated, we entered 2020 with significant momentum toward ecosystem adoption here in North America. Without question, work-from-home mandates and the halting of effectively all production activity in Hollywood as well as all new theatrical releases has slowed our progress.
Against this backdrop our team has creatively worked to overcome at least some of the hurdles brought-on by the pandemic. As one example, in May we expanded Pixelworks’ presence in Hollywood with the opening of an office in Burbank, California. This office is within five minutes of the major studios and several large streaming service providers. We recently installed our new TrueCut “on-prem” GPU centric processing system onsite, where we can now host studio representatives and post production experts for collaborative demonstrations in a private screening room while complying with Covid-19 safety guidelines.
As with all market disruptions, new opportunities emerge and in this case that is the acceleration of direct to consumer delivery of cinematic content. Home entertainment and streaming is now more critical than ever for both consumers and content providers. However, one of the biggest casualties of this shift is creative intent, which today is difficult to ensure when delivering direct to consumers viewing at home or while traveling. Every TV and handheld viewing device is different in how they process and display digital content which results in a wide spectrum of display quality and experiences across hundreds of millions of users. This varied and unpredictable experience is exactly what Pixelworks’ TrueCut platform was designed to eliminate by providing software-based tools leveraging Pixelworks’ proprietary algorithms that enable content to be created, delivered and viewed with consistent resolution, color tone and motion regardless of the device on which it’s displayed. So, although the pandemic has certainly extended our previous timeline, TrueCut’s value proposition has never been more relevant. Our team remains focused on achieving a series of important milestones in the coming quarters as we look to secure endorsement and adoption from ecosystem partners and customers.
With China’s reopening in early May we saw increased traction with several TrueCut programs we had been pursuing. We expect some of these programs to close during the 2nd half of this year.

Looking at our Mobile business, we have continued to drive incremental adoption despite a more challenging business landscape. Year-to-date, our Iris visual processing technology has been incorporated into 12 announced smartphones launched across 6 different OEM customers.
Our two most recently announced mobile wins, which launched since our first quarter conference call, were the ASUS ROG Phone 3 and the Tencent Black Shark 3S. Both devices represent the latest industry-leading gaming smartphones to be released by two recurring, multi-year mobile customers. The ROG Phone 3 leverages Pixelworks’ high-efficiency color calibration, with every individual phone being factory-tuned with our patented display calibration technology. This gaming smartphone also features our industry-leading HDR tone mapping that provides unprecedented contrast and color depth, as well as our auto-adaptive, ultra-smooth brightness control for seamless viewing in all lighting environments.
The Tencent Black Shark 3S combines Pixelworks’ 5th generation Iris visual processor with our software enhancement solution to take full advantage of the device’s 6.67-inch AMOLED display with optimized support for its 120 Hz refresh rate. In addition to the device utilizing our Always-HDR mode and Active Dimming features, the Tencent Black Shark 3S leverages Pixelworks’ unique MotionEngine technology with dual-channel MIPI. This advanced feature enables separation and dedicated processing of text and underlying graphics, which are then re-combined to deliver superior visual quality while playing Tencent games.
Additionally, I’d like to emphasize the strength of our engineering team, as well as our commitment to an ambitious roadmap and our continuous development of next-generation technology in support of new industry-leading features and products. I’m pleased to announce that we recently completed a successful tape-out of our 6th generation Iris visual processor, which we plan to formally introduce later this year. Additionally, advanced algorithm development, design and engineering work is already underway on our 7th generation processor, which is currently slated for release in the second half of 2021.
We continue to work on a solid and growing pipeline of engagements that span planned smartphones in multiple price-tiers across numerous customers with some programs extending throughout next year. Specific to our expectations for the remainder of this year, we are currently on track to have our visual processing solutions incorporated into a total of at least 20 models launched by 8 different OEMs for the full year. For perspective, this compares with 6 models across 4 OEMs for the full year in 2019. Included in these planned launches for the 2nd half of 2020 is our second tier-one mobile OEM engagement.
In closing, I want to reiterate that despite this challenging business environment, we have maintained our market-leading or market disrupter position in each of our target end markets. As we’ve done in the past, we will continue to proactively respond to changing conditions with appropriate and decisive actions, while simultaneously remaining focused on the successful execution of our Mobile and TrueCut growth initiatives. I’m extremely confident we have a winning strategy and team in place today, and that Pixelworks’ longer-term growth prospects are still fully intact. As previously mentioned, in mobile we have a solid pipeline of new engagements and are well positioned to generate momentum in the second half of the year as customers incorporate more advanced displays and premium viewing experiences, including HDR, higher frame rate, variable frame rate and auto-adaptive visual enhancements, in conjunction with their introductions of new 5G-enabled smartphones.
With that I'll hand the call over to Elias to review the second quarter financials and provide our guidance for the third quarter.
Elias Nader
Thank you, Todd.
Revenue for the second quarter of 2020 was $9.3 million, compared to $13.8 million in the first quarter of 2020, and compared to revenue of $18.0 million in second quarter of 2019. As Todd indicated in his opening remarks, second quarter 2020 revenue primarily reflected the ongoing inventory corrections in the digital projector and video delivery markets, compounded by lower end market demand resulting from the global pandemic across all of our target markets.
The breakdown of revenue in the second quarter was as follows:
•Revenue from Digital Projector was approximately $6.5 million.
•Video Delivery revenue was approximately $2.3 million.
•Revenue from Mobile was approximately $419,000, comprised largely of sales of our Iris visual processors and Soft Iris solutions.
Non-GAAP gross profit margin expanded to 59.2% in the second quarter of 2020, from 52.1% in the first quarter of 2020 and 54.1% in the second quarter of 2019. The increase in gross margin reflects a combination of particularly favorable product mix in the quarter as well as our ongoing initiates to drive product cost improvements, especially on newer products.

Non-GAAP operating expenses decreased to $9.3 million in the second quarter of 2020, compared to $9.7 million last quarter and $9.6 million in the same period last year. The reduction in operating expenses reflects our continued focus on cost containment across our business.
Adjusted EBITDA for the second quarter of 2020 was a negative $2.9 million, compared to a negative $1.5 million in the first quarter of 2020 and a positive $1.0 million in the second quarter of 2019.
On a non-GAAP basis, second quarter 2020 net loss was $3.9 million, or loss of 10 cents per share, compared to a net loss of $2.6 million, or loss of 7 cents per share, in the prior quarter, and a net loss of $97,000, or breakeven on a per share basis, in the second quarter of 2019.
Moving to the balance sheet, we ended the second quarter of 2020 with cash, cash equivalents and short-term investments of approximately $21.4 million, compared to approximately $20.4 million at the end of the first quarter of 2020. The sequential increase of approximately $1.0 million reflected an approximately $2.5 million in net proceeds generated from the sale of stock through our ATM vehicle and $800,000 in cash proceeds from the Paycheck Protection Program loan, partially offset by approximately $700,000 used for operating activities, repayment of approximately $800,000 on the outstanding balance of our line of credit, and approximately $700,000 in capital expenditures.
As discussed on our conference call last quarter, we’ve taken a series of additional actions to meaningfully reduce operating expenses since the beginning of the year. In addition to the benefit of our participation in the Paycheck Protection Program, other steps taken have included:
•We received relief from the Chinese government in the form of lower employee benefit payments through June 2020, amounting to approximately $400,000.
•We offered an RSU compensation program to all employees, providing the option to receive RSUs in lieu of a salary cut of 5.0% or 10.0%, resulting in an expected cash savings to the Company of approximately $300K per quarter.
Additionally, as Todd outlined previously, we implemented a restructuring plan to further reduce operating expenses and preserve cash. As a result, we expect to record a one-time restructuring charge of approximately $1.5 million in the third quarter. Once fully implemented, these actions are anticipated to generate an incremental $3.2 million in annualized cost savings.
In terms of other balance sheet metrics for the second quarter, days sales outstanding were 58 days at quarter-end, which was consistent with the 58 days at the end of the first quarter. Inventory turns was 3.1 times in the second quarter, compared to 5.2 times in the prior quarter.
Now turning to our guidance for the third quarter of 2020.
As previously indicated, we expect the near-term environment to remain challenging, especially for large portions of the Projector and Video Delivery markets. While the magnitude of the impact on our customers in these markets varies, we expect many customers to remain more conservative in their order patterns due to heightened uncertainty related to end market demand. That said, we do anticipate meaningful growth in our Mobile business for the third quarter, as we continue to support previously announced smartphones and ramp shipments associated with customers’ planned launches of new devices in the second half of the year.
Based on recent order trends and our current backlog, we expect total revenue in the third quarter to range between $7.5 million and $10.0 million.
We expect non-GAAP gross profit margin in the third quarter of between 52% and 56%.
We anticipate operating expenses in the third quarter to range between $8.0 million and $9.0 million on a non-GAAP basis. Note, third quarter operating expenses will include only a partial quarter benefit from today’s announced restructuring plan.
Lastly, we expect third quarter non-GAAP EPS to be in the range of between a loss of ($0.06) cents and a non-GAAP loss of ($.13) cents per share.
That concludes our prepared remarks, and we will now open the call for questions. Operator, please proceed with managing the Q&A session.